UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

PHILLIPS 66
(Name of Registrant as Specified In Its Charter)

ELLIOTT INVESTMENT MANAGEMENT L.P.

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

THE LIVERPOOL LIMITED PARTNERSHIP

ELLIOTT INVESTMENT MANAGEMENT GP LLC

PAUL E. SINGER

BRIAN S. COFFMAN

SIGMUND L. CORNELIUS

MICHAEL A. HEIM

STACY D. NIEUWOUDT

GREGORY J. GOFF

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders of Phillips 66, a Delaware corporation (the “Company”).

On April 9, 2025, Elliott issued the following press release:

Veteran Energy Executive Gregory Goff Backs Elliott’s Plan to Unlock Value at Phillips 66

Elliott Welcomes Support from Former Andeavor CEO Gregory Goff as It Seeks Strategic, Operational and Governance Improvements at Phillips 66

Learn More at Streamline66.com

WEST PALM BEACH, FLA. (April 9, 2025) – Elliott Investment Management L.P. (“Elliott”), which manages funds that together are a top-five shareholder in Phillips 66 (NYSE: PSX) (the “Company” or “Phillips”), today issued the following statement about Gregory Goff’s support for its “Streamline 66” campaign:

Elliott is pleased to have the support and assistance of Phillips 66 shareholder and accomplished energy industry veteran Gregory Goff for our effort to boost shareholder value at Phillips 66.

Mr. Goff’s more than 40 years of experience includes nearly three decades at ConocoPhillips (Phillips 66’s predecessor company), nearly a decade as CEO of refiner Andeavor (formerly known as Tesoro), and service on the Exxon Mobil Board of Directors. At Andeavor, Mr. Goff spearheaded one of the industry’s most successful financial and operational transformations, presiding over a 1,200% increase in shareholder returns.1

Mr. Goff is one of the pre-eminent energy executives of our time. At Elliott, we have enjoyed working with Mr. Goff to explore private energy-industry opportunities in recent years. During our joint evaluation of the CITGO refining assets, we have witnessed firsthand his impressive ability to identify and develop a clear value-creation plan for refining assets. His experience will be invaluable as we push to effect change at Phillips 66 so it can regain its status as an industry leader.

Like Elliott, Mr. Goff believes that – with the necessary strategic, operational and governance improvements – Phillips 66 can be a stronger, more valuable company for all of its employees and investors. Elliott and our fellow Phillips 66 shareholders are fortunate to have Mr. Goff’s support.

1 Relative to return of Energy Select Sector SPDR Fund (NYSE: XLE), per Bloomberg.

ADDITIONAL INFORMATION

Elliott Investment Management L.P., together with the other participants in Elliott’s proxy solicitation (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Phillips 66, a Delaware corporation (“Phillips” or the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number (877) 629-6357 or via email at info@okapipartners.com.

About Elliott

Elliott Investment Management L.P. (together with its affiliates, “Elliott”) manages approximately $72.7 billion of assets as of December 31, 2024. Founded in 1977, it is one of the oldest funds under continuous management. The Elliott funds' investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

Media Contact:

Casey Friedman

Elliott Investment Management L.P.

(212) 478-1780

cFriedman@elliottmgmt.com